UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2020

FREQUENCY THERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39062	47-2324450
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19 Presidential Way, 2nd Floor

Woburn, MA 01801

(Address of principal executive offices) (Zip Code)

(866) 389-1970

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	FREQ	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Effective as of December 11, 2020 (the “Closing Date”), Frequency Therapeutics, Inc. (the “Company”, “we”, “our” or “Frequency”) entered into a Loan and Security Agreement (the “Loan Agreement”) with Silicon Valley Bank (the “Bank”). Pursuant to the Loan Agreement, a term loan in the principal amount of $15.0 million (the “Term Loan Facility”) was funded into the Company’s account on the Closing Date.

Frequency is continuing to invest in our physical capabilities in order to drive our hearing regeneration and remyelination programs. Accordingly, we plan on investing in substantial capital expenditures and equipment as part of our relocation to our new facility in Lexington in 2021. Given the favorable interest rates, the Term Loan Facility supports Frequency’s planned capital expansion and is capitally efficient. This enables Frequency to utilize its existing resources to effectively drive forward its lead hearing program, pipeline, and begin preparing for potential pivotal trials in hearing.

For the advance made under the Term Loan Facility, the Company will make monthly interest only payments through November 30, 2022. The principal balance and interest of the advance will be repaid in equal monthly installments after the interest only period and continuing through May 1, 2024 (the “Loan Maturity Date”). Advances under the Term Loan Facility will bear an interest rate equal to the greater of either (i) 1.50% plus the Prime Rate (as reported in The Wall Street Journal, subject to an interest rate floor of zero) or (ii) 4.75%.

The Company may prepay the advance made under the Term Loan Facility, in whole, at any time subject to a prepayment premium equal to: (a) 2.0% of the then-outstanding principal amount of the advance, if such prepayment occurs on or prior to the first anniversary of the Closing Date; (b) 1.0% of the then-outstanding principal amount of the advance, if such prepayment occurs after the first anniversary of the Closing Date and on or prior to the second anniversary of the Closing Date; and (c) 0.0% of the then-outstanding principal amount of the advance, if such prepayment occurs after the second anniversary of the Closing Date. The prepayment premium is waived if the Term Loan Facility is refinanced by the Bank (in its sole and absolute discretion) on or prior to the Loan Maturity Date.

The Company will pay a final payment of $150,000, which will occur on the earliest of: (i) the Loan Maturity Date; (ii) the date that the Company prepays all of the outstanding principal in full; (iii) the date the loan payments are accelerated due to an event of default; or (iv) the termination of the Loan Agreement. The Term Loan Facility is secured by substantially all of the Company’s assets, excluding intellectual property.

The Loan Agreement also includes customary affirmative and negative covenants and events of default for a facility of a type similar to the Term Loan Facility. Upon the occurrence and continuance of an event of default the Bank may demand immediate repayment of all principal and unpaid interest under the Loan Agreement, and exercise remedies against the Company and the collateral securing the Loan Agreement. These events of default include, among other things: (i) insolvency, liquidation, bankruptcy or similar events; (ii) failure to pay any debts due under the Loan Agreement or other loan documents on a timely basis; (iii) failure to observe any covenant or secured obligation under the Loan Agreement, which failure, in most cases, is not cured within 10 days; (iv) occurrence of a material adverse change; (v) material misrepresentations; (vi) occurrence of any default under any other agreement resulting in acceleration of the maturity of indebtedness in excess of $250,000 or the occurrence of a default under any agreement that could reasonably be expected to have a material adverse effect; and (vii) entry of certain money judgments against the Company or attachment or seizure of any portion of the Company’s assets. The Loan Agreement also requires the Company to maintain unrestricted cash with the Bank in an amount equal to the lesser of (a) 100% of the Company’s and its subsidiaries’ consolidated cash and (b) 110% of the Company’s then-outstanding obligations to the Bank.

The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement, which has been filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Loan and Security Agreement, dated December 11, 2020, by and between Frequency Therapeutics, Inc. and Silicon Valley Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREQUENCY THERAPEUTICS, INC.

Date: December 15, 2020	By:	/s/ Michael D. Bookman
Name: Michael D. Bookman
Title: Deputy General Counsel and Secretary